SUB-ITEM 77D

Effective April 30, 2015, the MFS Bond Fund was redesignated as the MFS Corporate Bond Fund and the fund's Principal Investment Strategies were changed, as described in the supplement, dated February 20, 2015, to the fund's then current prospectus and in the Summary Prospectus dated August 28, 2014, as amended November 28, 2014 and February 20, 2015, both dated February 20, 2015, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.